Advanced Series Trust
Annual period ended 12/31/12
File number 811-5186

SUB-ITEM 77O
Transactions Effected Pursuant to Rule 10f-3


EXHIBITS


Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:

1.   Name of Issuer:

2.   Date of Purchase:

3.   Number of Securities Purchased:

4.   Dollar Amount of Purchase:

5.   Price Per Unit:

6. Name(s) of Underwriter(s) or Dealer(s) from whom purchased:

7.   Other Members of the Underwriting Syndicate: